Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES TAIWAN BOSTON HOUSTON AUSTIN HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES www.duanemorris.com	SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

November 17, 2020

StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for StoneMor Inc., a Delaware corporation (the “Company”) in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 8,221,367 shares of its common stock, par value $.01 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on November 17, 2020, which Shares may be issued from time to time in accordance with the terms of the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

In rendering the opinions set forth below, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of the opinions expressed below, including originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Plan and such other certificates, laws, statutes, documents and other instruments as we considered appropriate for purposes of the opinions expressed below. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, also relied upon certificates of officers and representatives of the Company and public officials as we have deemed necessary as a basis for such opinions. In connection with rendering the opinions set forth below, we have assumed that: (i) all signatures contained in all documents examined by us are genuine, (ii) all information contained in all documents reviewed by us is true and correct, (iii) the legal capacity of natural persons, (iv) all documents submitted to us as copies conform to the originals of those documents, (v) the Registration Statement and any amendments thereto (including post-effective amendments), will have become effective and (vi) the Shares will be issued in accordance with the terms of the Plan.

DUANE MORRIS LLP

30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

StoneMor Inc.

November 17, 2020

Based upon and subject to the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Share relates, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law (including all reported judicial decisions interpreting such law), and we are expressing no opinion as to the effect of any other laws of the State of Delaware or as to the effect of the laws of any other jurisdiction, domestic or foreign. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

/s/ Duane Morris LLP